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INGLES MARKETS, INCORPORATED AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT                                   Exhibit 21


Milkco, Inc., a North Carolina corporation.

Sky King, Inc., a North Carolina corporation.

Ingles Markets Investments, Inc., a Nevada corporation.





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